Exhibit 99.2

Regulus Announces Pricing of Public Offering of Common Stock

LA JOLLA, California – October 28, 2014 – Regulus Therapeutics Inc. (NASDAQ: RGLS), a biopharmaceutical company developing innovative medicines targeting microRNAs, today announced the pricing of an underwritten public offering of 5,294,118 shares of its common stock at a price to the public of $17.00 per share. 4,411,765 shares are being sold by Regulus and 882,353 shares are being sold by an existing stockholder of Regulus, Isis Pharmaceuticals, Inc. (NASDAQ: ISIS). Regulus and Isis have granted the underwriters a 30-day option to purchase up to an additional 794,117 shares of common stock in the aggregate. The offering is expected to close on or about November 3, 2014, subject to customary closing conditions. The net proceeds to Regulus from the offering, excluding any exercise by the underwriters of their 30-day option to purchase additional shares, are expected to be approximately $69.8 million after deducting underwriting discounts and commissions and other estimated offering expenses payable by Regulus. Regulus will not receive any proceeds from the sale of the shares of common stock by Isis. Regulus anticipates using the net proceeds from the offering to fund preclinical and clinical development of its clinical candidates, RG-101 and RG-012, and its other initial microRNA development candidates, for the identification and validation of additional microRNA targets, and for capital expenditures, working capital and general corporate purposes.

Deutsche Bank Securities and BMO Capital Markets are acting as joint book-running managers for the offering. Needham & Company, Wedbush PacGrow Life Sciences and FBR are acting as co-managers.

The securities described above are being offered pursuant to a shelf registration statement previously filed with the Securities Exchange Commission (the “SEC”) and declared effective by the SEC on April 16, 2014. A final prospectus supplement relating to the offering will be filed with the SEC and available for free on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained, when available, from Deutsche Bank Securities Inc., Attention: Prospectus Department, at 60 Wall Street, New York, NY 10005-2836, via telephone at (800) 503-4611 or email at prospectus.cpdg@db.com; or from BMO Capital Markets Corp., Attention: Equity Syndicate Department, 3 Times Square, 27th Floor, New York, NY 10036, via telephone at (800) 414-3627 or email at bmoprospectus@bmo.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to the completion, timing and size of the offering, and net proceeds from the offering. Because such statements are subject to risks and uncertainties, actual results or events may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements necessarily contain these identifying words. These forward-looking statements are based upon Regulus’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with market conditions and the satisfaction of closing conditions related to the public offering. These and other risks concerning Regulus’ programs are described in additional detail in Regulus’ filings with the SEC, including its quarterly report on Form 10-Q for the quarter ended June 30, 2014. All forward-looking statements contained in this press release speak only as of the date on which they were made. Regulus undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact

Amy Conrad

Senior Director, Investor Relations and Corporate Communications

Regulus Therapeutics Inc.

858-202-6321

aconrad@regulusrx.com